Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

RELX PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	RELX PLC Ordinary Shares, nominal value 14 51/116 pence each(1)	457(c) and 457(h)	80,000,000 (2)	$31.3075 (3)	$2,504,600,000 (3)	0.00011020	$276,006.92
	Total Offering Amounts					$2,504,600,000 (3)		$276,006.92
	Total Fee Offsets							--
	Net Fee Due							$276,006.92

(1)	The ordinary shares, nominal value 14 51/116 pence each (the “Ordinary Shares”), of RELX PLC (the “Registrant”) may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which currently represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-253031).
(2)	This registration statement covers 80,000,000 Ordinary Shares which may be offered or sold under: (i) the RELX PLC Long-Term Incentive Plan 2023, (ii) the RELX PLC Executive Share Ownership Scheme 2023, and (iii) the RELX PLC Employee Share Purchase Plan 2023 (collectively with the RELX PLC Long-Term Incentive Plan 2023 and the RELX PLC Executive Share Ownership Scheme 2023, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such number of additional Ordinary Shares as may become available pursuant to the Plans in the event of any stock split, stock dividend or similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act based on the average of the high and low prices of the ADSs on the New York Stock Exchange on May 31, 2023.